Audiovox Corporation Announces Name Change to VOXX International Corporation

Corporate name change signifies growth of global product portfolio and is reflective of the company's commitment to market and grow its world class brands

HAUPPAUGE, N.Y., Dec. 5, 2011 /PRNewswire/ -- VOXX International Corporation (NASDAQ: VOXX) has become the new corporate name of Audiovox Corporation. The company believes that VOXX International is a name that better represents the widely diversified interests of the company, and the more than 30 global brands it has acquired and grown throughout the years. This change will create a corporate umbrella for our various subsidiaries and brands, and achieves a powerful international corporate image, creating a vehicle for each respective brand to emerge with its own identity.
John Shalam, Chairman of the Board stated, "I founded Audiovox more than 45 years ago and the brand still holds significant meaning to me, and to the thousands of employees who were instrumental in the company's success. While Audiovox remains a well-known and trusted consumer brand today, it became clear that due to the expansion of our portfolio, the company, our distribution partners and our customers, would be better served with a name that better reflects our strategy and global reach. We believe VOXX International Corporation retains the heritage of Audiovox, while at the same time, opens up new avenues to market our brands under a corporate umbrella."
Patrick Lavelle, Chief Executive Officer stated, "Over the past several years, we embarked on an aggressive M&A campaign to strengthen our product portfolio, enhance distribution and grow our international footprint, all the while, staying within our core competencies in the automotive and consumer electronics and accessories markets. We've made 10 acquisitions since 2002, including our most recent transaction of Klipsch, and now boast the strongest brands in our company's history; brands we believe will enable us to expand into related markets. Our operating subsidiaries will retain their independence and will look to collaborate on global business opportunities, while the corporate leadership continues to focus on growth, and realizing synergies and cost improvements throughout the organization.  Everything we have and continue to do is about enhancing shareholder value for years to come."
VOXX International will continue to trade on the Nasdaq National Market under the ticker symbol VOXX.
About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has morphed into a worldwide leader in many automotive and consumer electronics and accessories categories, and now into premium high-end audio. Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts and TV remote controls and reception products. The company's brands also hold leading market positions across a wide-spectrum of consumer and automotive segments.
Today, VOXX International is a global company...with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Omega®, Excalibur®, Prestige®, and SURFACE. International brands include Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. The company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.
Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the accessories  business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2011.
Company Contact
Glenn Wiener
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com